EXHIBIT 10.41
Fair Isaac Corporation
2021 Long-Term Incentive Plan
Executive Market Share Unit Agreement

Grant Number: MXX000

This Market Share Unit Award Agreement (this “Agreement”), dated December X, 20XX (the “Grant Date”), is by and between XXX (the “Participant”), and Fair Isaac Corporation, a Delaware corporation (the “Company”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Company’s 2021 Long-Term Incentive Plan (the “Plan”).

In the exercise of its discretion to grant Awards under the Plan, the Committee has determined that the Participant should receive an Award of market share units under the Plan (the “Units”). This Award is subject to the following terms and conditions:

1.    Grant of Market Share Units. The Company hereby grants to the Participant an Award consisting of XX Units (the “Target Units”), subject to possible decrease to as few as 0 Units and to possible increase to as many as XXX Units as provided by this Agreement. Each Unit that has been earned pursuant to Section 3 of this Agreement and vests pursuant to Section 4 of this Agreement represents the right to receive one share of the Company’s common stock as provided in Section 7 of this Agreement. The Award will be subject to the terms and conditions of the Plan and this Agreement.

2.    Restrictions on Units. Neither this Award nor the Units subject to this Award may be sold, assigned, transferred, exchanged or encumbered other than a transfer upon death in accordance with the Participant’s will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted by the Participant in accordance with Section 6(d) of the Plan. Any attempted transfer in violation of this Section 2 shall be of no effect and may result in the forfeiture of all Units. The Units and the Participant’s right to receive Shares in settlement of the Units under this Agreement shall be subject to forfeiture as provided in this Agreement until satisfaction of the conditions for earning and vesting the Units as set forth in Section 3 and Section 4 of this Agreement, respectively.

3.    Earned Units. Whether and to what degree the Units are earned will be determined by the relationship between the Company’s total shareholder return performance relative to that of a benchmark index during three performance periods: Performance Period 1 will start on December 1, 20XX and end on November 30, 20XX, Performance Period 2 will start on December 1, 20XX and end on November 30, 20XX, and Performance Period 3 will start on December 1, 20XX and end on November 30, 20XX (each, a “Performance Period”). The Performance Periods may be adjusted under the circumstances and to the extent specified in Section 6(b) of this Agreement.

    (a)    The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 1 (the “Period 1 Earned Units”) will equal ⅓ of the number of Target Units multiplied by the Relative Return Factor (calculated in accordance with Appendix A to this Agreement) applicable to Performance Period 1, rounded down to the nearest whole Unit in case of a fraction.

    (b)    The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 2 (the “Period 2 Earned Units”) will equal ⅓ of the number of Target Units multiplied by the Relative Return Factor applicable to Performance Period 2, rounded down to the nearest whole Unit in case of a fraction.

    (c)    The number of Units subject to this Award that will be deemed earned at the conclusion of Performance Period 3 (the “Period 3 Earned Units”) will equal the number of Target Units multiplied by the Relative Return Factor applicable to Performance Period 3, rounded down to the nearest whole Unit in case of a fraction, minus the sum of the Period 1 Earned Units and the Period 2 Earned Units; provided that if a negative number results from the calculation of Period 3 Earned Units, the number of Period 3 Earned Units will be deemed to be 0.

    (d)    Any Units that are not deemed to be Period 1 Earned Units, Period 2 Earned Units, or Period 3 Earned Units in accordance with this Section 3 will be forfeited without consideration.

4.    Vesting of Earned Units. Subject to Section 6 of this Agreement, if the Participant remains a Service Provider continuously from the Grant Date, then all Period 1 Earned Units will vest as of December X, 20XX, all Period 2 Earned Units will vest as of December X, 20XX, and all Period 3 Earned Units will vest as of December X, 20XX.

5.    Service Requirement. Except as otherwise provided in accordance with Section 6 of this Agreement, if you cease to be a Service Provider prior to the vesting dates specified in Section 4 of this Agreement, you will forfeit all unvested Units. Your Service will be deemed continuing while you are on a leave of absence approved by the Company in writing or guaranteed by applicable law or other written agreement you have entered into with the Company (an “Approved Leave”). If you do not resume providing Service to the Company or any Affiliate following your Approved Leave, your Service will be deemed to have terminated upon the expiration of the Approved Leave.

6.    Effect of Termination of Service or Change in Control.

    (a)    Except as provided under the remainder of this Section 6, upon termination of Service prior to the final vesting date, any unvested Units will be immediately forfeited without consideration.

    (b)    Upon a Change in Control as a result of which the Company does not survive as an operating company or survives only as a subsidiary of another entity (a “Business Combination”) that is consummated before the end of Performance Period 3, the following provisions apply:

        (i)    Each Performance Period during which the Business Combination occurs will be truncated so that it ends on the date the Business Combination is consummated (each, an “Adjusted Performance Period”).

        (ii)    The number of Units deemed earned at the conclusion of each Adjusted Performance Period (the “Adjusted Period Earned Units”) will be calculated as specified in

Section 3(a), (b), or (c) of this Agreement, as applicable, using the modified calculation of the Relative Return Factor set forth in Appendix A.

        (iii)    A portion of the Adjusted Period Earned Units for each Adjusted Performance Period will vest in full upon or immediately before, and conditioned upon, the consummation of the Business Combination, with such portion determined by multiplying the number of Adjusted Period Earned Units for that Adjusted Performance Period by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the Performance Period without adjustment (the “Accelerated Units”).

        (iv)    The number of Adjusted Period Earned Units in excess of the number of Accelerated Units for each Adjusted Performance Period (the “Time-Based Units”) will vest ratably on the 9th day of each month during the period beginning with the consummation of the Business Combination and ending on December X, 20XX, provided the Participant’s Service as an employee with the acquiring or surviving entity in the Business Combination (or with any of its affiliated entities) continues without interruption. If the Participant experiences an involuntary termination of Service for reasons other than Cause during such vesting period, the Time-Based Units will vest in full.

    (c)    In connection with a Change in Control that is not a Business Combination and that is consummated before the end of Performance Period 3, the Committee may provide in its discretion that some or all of the unearned and unvested Units subject to this Award will be deemed earned and will vest in full upon the occurrence of the Change in Control or upon the termination of the Participant’s Service as an employee within 12 months following the Change in Control.

    (d)    In connection with a Change in Control that is consummated after the end of Performance Period 3 but before December X, 20XX, the Period 3 Earned Units will vest in full upon the consummation of such a Change in Control.

    (e)    In connection with a termination of Service due to death or Disability before the end of Performance Period 3, a number of Units equal to the Target Units minus the sum of any vested Period 1 Earned Units and vested Period 2 Earned Units will vest in full upon such termination. In connection with a termination of Service due to death or Disability after the end of Performance Period 3 but before December X, 20XX, the Period 3 Earned Units will vest in full upon such termination.

    (f)    Notwithstanding anything to the contrary in this Agreement, the Units will continue to be earned and vest in accordance with Sections 3 and 4 of this Agreement if your Service to the Company or any Affiliate terminates because of your Retirement and the following conditions are satisfied: (i) you commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding your retirement from Service at least 12 full months prior to the date your Service terminates (the “Retirement Date”) and (ii) during the period beginning on your Retirement Date and ending on the final day of the vesting periods set forth in Section 4 of this Agreement, you: (a) continue to be available to provide Service as requested and (b) do not become employed by or otherwise provide paid services to any other entity or organization; provided, however, that you may be permitted to serve as an independent director on the board of directors for one or more entities that are not competitive with the

Company’s business so long as any such service as an independent director is reviewed and approved in advance by the Committee. For the avoidance of doubt, if you fail to comply with the conditions in this Section 6(f), you will forfeit all unvested Earned Units.

For purposes of this Agreement, “Retirement” means the termination of your employment when (a) you (I) are age 55 or older, (II) have at least five years of continuous Service as an employee (which must be immediately preceding the date of termination) and (III) have served at least five cumulative years as an Executive Vice President (or higher level) of the Company (while both (II) and (III) must be satisfied, periods of time served as an Executive Vice President (or higher level) under (III) may also be counted toward the five years of continuous Service requirement under (II)), and (b) the sum of your age as of the date of your termination plus your years of Service as an employee equals at least 75. Any Units that vest pursuant to this Section 6(f) shall be paid to you not later than 74 days after the applicable vesting date of the Units as specified in Section 4 of this Agreement.

7.    Settlement of Units. After any Units vest pursuant to Section 4 or Section 6 of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1.409A-1(b)(4) to qualify for a short-term deferral exception to Section 409A of the Code), cause to be issued and delivered to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, one Share in payment and settlement of each vested Unit (the date of each such issuance being a “Settlement Date”). After any Units vested pursuant to Section 6(f) of this Agreement, the Company shall, as soon as practicable (but in any event within the period specified in Treas. Reg. § 1,409A-3(d)), cause to be issued and delivered to you, one Share in payment and settlement of each vested Unit. Delivery of the Shares shall be effected by the electronic delivery of the Shares to a brokerage account maintained for the Participant at E*TRADE (or another broker designated by the Company or the Participant), or by another method provided by the Company, and shall be subject to the tax withholding provisions of Section 8 of this Agreement and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested Units. Notwithstanding the foregoing, (i) the settlement of each Time-Based Unit that vests in accordance with Section 6(b)(iv) of this Agreement will be made in the amount and in the form of the consideration (whether stock, cash, other securities or property, or a combination thereof) to which a holder of a Share was entitled upon the consummation of the Business Combination (without interest thereon) (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares), and (ii) the Committee may provide for the settlement of Adjusted Period Earned Units that vest in accordance with Section 6(b)(iii) of this Agreement or for the settlement of Period 3 Earned Units that vest under the circumstances specified in Section 6(d) of this Agreement on the same basis as described in the preceding clause (i).

8.    Tax Consequences and Withholding. As a condition precedent to the delivery of Shares in settlement of the Units, the Participant is required to make arrangements acceptable to the Company for payment of any federal, state or local withholding taxes that may be due as a result of the settlement of the Units (“Withholding Taxes”), in accordance with Section 14 of the Plan.

    Until such time as the Company provides notice to the contrary, it will collect the Withholding Taxes through an automatic Share withholding procedure (the “Share Withholding Method”), unless other arrangements acceptable to the Company have been made. Under such procedure, the Company or its agent will withhold, upon the tax withholding event, a portion of the Shares with a Fair Market Value (measured as of such date) sufficient to cover the amount of such taxes; provided, however, that the number of any Shares so withheld shall not exceed the number necessary to satisfy the Company’s required tax withholding obligations using the applicable minimum statutory withholding rate or such other rate as may be permitted under the Plan up to the maximum rate applicable in your jurisdiction.

    In the event that the Committee determines that the Share Withholding Method would be problematic under applicable tax or securities laws or would result in materially adverse accounting consequences, you authorize the Company to collect Withholding Taxes through one of the following methods:

    (a)    delivery of the Participant’s authorization to E*TRADE (or another broker designated by the Company or the Participant) to transfer to the Company from the Participant’s account at such broker the amount of such Withholding Taxes;

    (b)    the use of the proceeds from a next-day sale of the Shares issued to the Participant, provided that (i) such sale is permissible under the Company’s trading policies governing its securities, (ii) the Participant makes an irrevocable commitment, on or before a Settlement Date, to effect such sale of the Shares, and (iii) the transaction is not otherwise deemed to constitute a prohibited loan under Section 402 of the Sarbanes-Oxley Act of 2002; or

    (c)    any other method approved by the Company.

9.    No Shareholder Rights. The Units subject to this Award do not entitle the Participant to any rights of a shareholder of the Company’s common stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of Units subject to this Agreement unless and until Shares are issued to the Participant upon settlement of the Units as provided in Section 7 of this Agreement.

10.    Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

11.    Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

12.    Binding Effect. This Agreement will be binding in all respects on the Participant’s heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

13.    Discontinuance of Service. This Agreement does not give the Participant a right to continued Service with the Company or any Affiliate, and the Company or any such Affiliate may terminate the Participant’s Service at any time and otherwise deal with the Participant without regard to the effect it may have upon the Participant under this Agreement.

14.    Section 409A of the Code. The Units as provided in this Agreement and any issuance of Shares or payment pursuant to this Agreement are intended to either be exempt from or comply with Section 409A of the Code so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you.

15.    Compensation Recovery Policy. This Award and any compensation associated therewith shall be subject to forfeiture, recovery by the Company or any other action pursuant to any compensation recovery policy or policies adopted by the Board or the Committee, including but not limited to, a policy adopted in response to the requirements of Section 10D of the Exchange Act or any related rules applicable to the Company, as such policy or policies may be in effect from time to time. This Agreement will be automatically amended to comply with all such recovery policies.

By executing this Agreement, the Participant accepts this Award and agrees to all the terms and conditions described in this Agreement and in the Plan document.

PARTICIPANT	FAIR ISAAC CORPORATION

By:
Title: Executive Vice President,
General Counsel and Secretary